Exhibit 99.1

Simulations Plus

Integrating Science and Software

For Further Information:

Simulations Plus, Inc.

42505 10th Street West

Lancaster, CA 93534-7059

CONTACT:

Simulations Plus Investor Relations	Hayden IR
Ms. Renée Bouché	Mr. Cameron Donahue
661-723-7723	651-653-1854
renee@simulations-plus.com	cameron@haydenir.com

For Immediate Release:

December 5, 2013

Simulations Plus Reports Preliminary Revenues for

First Fiscal Quarter FY2014

Revenues Increase 14.9% for New Record 1st Quarter

LANCASTER, CA, December 5, 2013 – Simulations Plus, Inc. (NASDAQ: SLP), a leading provider of consulting services and software for pharmaceutical discovery and development, today released preliminary revenues for its first fiscal quarter of fiscal year 2014, ended November 30, 2013 (1QFY14).

Mr. John R Kneisel, chief financial officer of Simulations Plus, stated, “In accordance with our policy to release timely financial information to our shareholders, we are releasing preliminary revenues for 1QFY14. Net income will not be known until income taxes have been determined and our auditors review our Quarterly Report on Form 10-Q. We expect to file our 10-Q with the U.S. Securities and Exchange Commission on or before the January 14, 2014 deadline.”

Preliminary results for the quarter:

•	This was the Company’s 25th consecutive profitable quarter, and the 47th of the last 49 quarters
•	Preliminary revenues increased to $2.630 million, compared to $2.290 million in 1QFY13
•	This represents an increase of 14.9% over 1QFY13 and is a new record 1st quarter
•	Approximately 20.8% of revenues came from new software licenses
•	Approximately 5.4% of revenues came from consulting studies and collaborations
•	Cash as of November 30, 2013 was $10.5 million

John DiBella, vice president for marketing and sales of Simulations Plus, said: “Fiscal year 2014 is off to a strong start, with double-digit growth in revenues according to our preliminary numbers. As was mentioned in earlier press releases, the large upgrade order from a top-5 pharmaceutical company that slipped from 4QFY13 was recognized this quarter; however, removing it would still result in a 10% increase compared to 1QFY13. Revenue from new software licenses was robust, with significant growth seen in Asian territories. Our funded collaborations have been successfully completed, resulting in a revenue reduction of $111,000 compared to 1QFY13. This reduction was partially offset by a 46% increase in consulting studies, from $96,000 to $141,000.

Investor Conference Presentation

The Company’s chairman and chief executive officer, Walt Woltosz, will be meeting with investors at the Benchmark Micro Cap Discovery Conference taking place on December 11, 2013, at Chicago’s Palmer House Hilton Hotel.

About Simulations Plus, Inc.

Simulations Plus, Inc., is a premier developer of groundbreaking drug discovery and development simulation software, which is licensed to and used in the conduct of drug research by major pharmaceutical and biotechnology companies worldwide. For more information, visit our Web site at www.simulations-plus.com.

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 – With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Our actual future results could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain our competitive advantages, acceptance of new software products and improved versions of our existing software by our customers, the general economics of the pharmaceutical industry, our ability to finance growth, our ability to continue to attract and retain highly qualified technical staff, and a sustainable market. Further information on our risk factors is contained in our quarterly and annual reports as filed with the U.S. Securities and Exchange Commission.

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